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                                  DISTRIBUTION PLAN

     The plan set forth below (the "Distribution Plan") is the written plan contemplated by Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), for HILLIARD LYONS RESEARCH TRUST, a Delaware business trust (the "Trust"), on behalf of the SENBANC FUND, a series of the Trust (the "Fund"). This Distribution Plan describes the material terms and conditions under which assets of the Fund may be used in connection with financing distribution related activities with respect to the shares of beneficial interest of the Fund (the "Shares").

     The Trust has entered into a distribution agreement (the "Distribution Agreement") with Provident Distributors, Inc. (the "Distributor"), pursuant to which the Distributor acts as the principal underwriter of the Shares and provides services for the Fund. The Distributor intends to enter into a selling agreement with J.J.B. Hilliard, W.L. Lyons, Inc. ("Hilliard Lyons"), and may enter into other selling agreements ("Selling Agreements") with brokers, dealers and other financial intermediaries (collectively with Hilliard Lyons, "Intermediaries") in order to implement the Distribution Agreement.

     1. The Trust, out of the Fund's assets, hereby is authorized to pay the Distributor a distribution fee to compensate the Distributor and the Intermediaries for activities performed by the Distributor and the Intermediaries which are primarily intended to result in the sale of Shares ("distribution related activities"). Such distribution related activities include without limitation: (a) printing and distributing copies of any prospectuses and annual and interim reports of the Fund (after the Fund has prepared and set in type such materials) that are used by such Distributor and Intermediaries in connection with the offering of Shares; (b) preparing, printing or otherwise manufacturing and distributing any other literature or materials of any nature used by such Distributor and Intermediaries in connection with promoting, distributing or offering the Shares; (c) advertising, promoting and selling Shares to broker-dealers, banks and the public;
(d) distribution related overhead and the provision of information programs and shareholder services intended to enhance the attractiveness of investing in the Fund; (e) incurring initial outlay expenses in connection with compensating Intermediaries for (i) selling Shares and (ii) providing personal services to shareholders and the maintenance of shareholder accounts including paying interest on and incurring other carrying costs on funds borrowed to pay such initial outlays; and (f) acting as agent for the Trust in connection with implementing this Distribution Plan.

     2. The Trust will pay a distribution fee out of the Fund's assets to the Distributor an annual amount not to exceed the lesser of (i) 0.60% of the Fund's average daily net asset value during such year attributable to the Shares sold on or after the date on which this Distribution Plan is first implemented and
(ii) the actual amount of distribution related expenses incurred by the Distributor with respect to the Shares.


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     3.   Payments pursuant to this Distribution Plan shall not be made more often than monthly upon receipt by the Trust of a separate written expense report setting forth the expenses qualifying for such reimbursement and the purposes thereof.

     4. In the event that amounts payable hereunder with respect to the Shares do not fully reimburse the Distributor for its actual distribution related expenses incurred in any quarter, those amounts can be carried forward from one quarter to the next, but no expenses may be carried over from year to year.

     5. The Trust and the Distributor shall prepare separate written reports for the Shares and shall submit such reports to the Trust's Board of Trustees on a quarterly basis summarizing all payments made by them pursuant to this Distribution Plan, and the agreements contemplated hereby, the purposes for which such payments were made and such other information as the Board of Trustees or the Disinterested Trustees (defined below) may reasonably request from time to time, and the Board of Trustees shall review such reports and other information.

     6. This Distribution Plan shall become effective upon its approval by a majority of the Board of Trustees, including a majority of the Trustees who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of this Distribution Plan or in any agreements related to this Plan (the "Disinterested Trustees"), cast in person at a meeting called for the purpose of voting on this Distribution Plan.

     7. This Distribution Plan shall continue in effect beyond the first anniversary of its adoption by the Board of Trustees of the Trust only so long as (a) its continuation is approved at least annually in the manner set forth in Paragraph 6 above or by a "majority of the outstanding voting securities" (as such phrase is defined in the 1940 Act) of the Fund, and (b) the selection and nomination of those trustees of the Trust who are not "interested persons" of the Trust are committed to the discretion of such trustees.

     8. This Distribution Plan may be terminated without penalty at any time by a majority of the Disinterested Trustees or by a "majority of the outstanding voting securities" of the Fund.

     9. This Distribution Plan may not be amended to increase materially the maximum amounts permitted to be expended hereunder except with the approval of a "majority of the outstanding voting securities" of the Fund. All material amendments to this Distribution Plan must in any event be approved by a majority of the Board of Trustees, including a majority of the Disinterested Trustees,
cast in person at a meeting called for such purpose.   Amendments required to
conform this Distribution Plan to changes in the Rule or to other changes in the 1940 Act or the rules and regulations thereunder shall not be deemed to be material amendments.


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